Pipeline Data Completes Financial Restructuring, Change of Control and $15 Million Equity Investment

February 23, 2009

Pipeline Data Inc. PPDA, a provider of payment processing solutions and services, announced that on February 17, 2009 it completed restructuring agreements with its convertible noteholders, as well as with the holders of a $16 million put claim against the Company. The transaction was led by The ComVest Group (“ComVest”).

Under the terms of the transaction, the current $37 million, 8% coupon convertible notes due June 29, 2010 have been restructured to a $42.1 million loan, with a 10% coupon until June 30, 2010 and a 14% coupon until June 30, 2011. The Company has the option to extend the notes for an additional year until June 30, 2012, at its sole discretion. As restructured, all convertible equity features have been removed from the notes and all 11.1 million detached full-ratchet warrants have been terminated.

In addition, the put right on 9,398,058 shares of Pipeline Data’s Common Stock held by the former shareholders of Charge.com, Inc., which was redeemable for almost $16 million with interest accruing at 18%, has been settled in full for $2 million in cash and the return of the Charge.com name with related domain rights. The 9,398,058 shares of Pipeline Common Stock have been returned to the Company and will be canceled.

ComVest Investment Partners III, an affiliate of the ComVest Group, led the $15 million initial investment in cash for the purposes of restructuring the balance sheet and acquiring new merchant account portfolios and other operating companies. As part of the investment, the Company has issued Pipeline Holdings, LLC a $15 million face amount preferred convertible stock instrument convertible into Common Stock of the Company at 12.2 cents per share with a 16% payment-in-kind (PIK). Total shares outstanding are approximately 41 million common and 5,000,000 preferred convertible shares (initially convertible into 122,950,820 shares, or 68% of the Company’s Common Stock). Total debt has been reduced from $53 million to $42 million when taking into consideration the combined $37 million convertible notes and the $16 million put obligation, which has now been extinguished. ComVest has also made available to the Company a $15 million acquisition line of credit, maturing September 30, 2012.

Concurrent with the transaction, six of Pipeline’s seven members of the Board of Directors have resigned and a new five member Board has been formed, including ComVest Partner and Advisory Board Member Peter J. Kight. With more than 25 years of experience, Mr. Kight is a pioneer in the electronic commerce industry, including serving as founder and former chairman of the board and CEO of CheckFree. He currently serves as the vice chairman and member of the board of directors of Fiserv AKAM and Manhattan Associates MANH.

Accompanying Mr. Kight to the Pipeline Board of Directors is Randal A. McCoy. Mr. McCoy served as CheckFree’s executive vice president and chief technology officer and has become Pipeline’s new Chief Executive Officer. Mr. McCoy has also enjoyed a long and distinguished career in the electronic payments industry. He lectures annually to the Federal Reserve’s Board of Governors on matters of electronic commerce. Daniel Nenadovic, a Managing Director and Partner of ComVest, has joined the Company’s Board of Directors and serves as Chairman of the Board. Timothy Agnew, CPA/PFS, CFP®, a partner in the tax department of Smith & Howard, a CPA firm located in Atlanta, GA, has also joined the Company’s Board of Directors and will serve as chairman of its Audit Committee. MacAllister Smith , the Company’s founder, has resigned as Chief Executive Officer and has assumed the position of Vice Chairman of the Company. Mr. Smith remains a member of the Board of Directors.

About Pipeline Data:

Pipeline Data Inc. provides value-added credit card transaction processing services for merchants in three key areas: wireless mobile payment, e-commerce solutions and retail merchant payment.

About ComVest:

The ComVest Group is a leading private investment firm focused on providing debt and equity solutions to middle-market companies with enterprise values of less than $250 million. Since 1988, ComVest has invested more than $2 billion of capital in over 200 public and private companies worldwide. Through its extensive financial resources and broad network of industry experts, ComVest is able to offer its companies total financial sponsorship, critical strategic support and business development assistance.

Safe Harbor Statement:

The information provided for in this Press Release contains forward-looking statements that involve risks and uncertainties more fully set forth in the Company’s filing. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements relating to uncertainties that could affect performance and results of the Company in the future and, accordingly, such performance and results may materially differ from those expressed or implied in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to those relating to the Company’s growth strategy, customer concentration, outstanding indebtedness, seasonality, expansion and other activities of competitors, changes in federal or state laws and the administration of such laws, protection of the securities markets and other risks detailed in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. Statements made in this Press Release that are not historical facts are forward-looking statements that are subject to the “safe harbor” created by the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ significantly from those discussed and/or implied herein.

Pipeline Data Inc.

Phil Chait, 617-405-2600